UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2017

Reata Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	001-37785	11-3651945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 Gateway Drive; Suite 150

Irving, TX 75063

(Address of Principal executive offices, including zip code)

(972) 865-2219

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.Entry into a Material Definitive Agreement.

On March 31, 2017, Reata Pharmaceuticals, Inc. (the “Borrower”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Oxford Finance LLC, as the collateral agent and a lender (“Oxford”), and Silicon Valley Bank, as a lender (together with Oxford, the “Lenders”) pursuant to which the Lenders have agreed to lend to the Borrower up to $35.0 million in a series of term loans. On March 31, 2017, the Borrower borrowed $20.0 million from the Lenders (the “Term A Loan”).

Under the terms of the Loan Agreement, beginning July 1, 2017, the Borrower may, at its sole discretion, borrow from the Lenders up to an additional $15.0 million following the achievement of certain milestone events until the earlier of 90 days after the date such milestone event is achieved or March 31, 2018 (the “Term B Loan” and together with the Term A Loan, the “Term Loans”, and each of the Term A Loan or the Term B Loan may be referred to individually as a “Term Loan”). The date of such milestone event for the Term B Loan is the earlier of the date the Borrower administers the first dose to the first patient in (a) the Phase 3 portion of the ongoing Phase 2/3 trial of bardoxolone methyl in chronic kidney disease caused by Alport syndrome, or (b) Part 2 of the ongoing two-part trial, or a separate Phase 3 trial which collateral agent and the other Lenders agree would serve for registration and be used for FDA submission, of omaveloxolone in Friedreich’s ataxia.

The Borrower may use the proceeds from the Term Loans solely for working capital and to fund its general business requirements. The Borrower’s obligations under the Loan Agreement are secured by a first priority security interest in substantially all of the Borrower’s current and future assets, other than its owned intellectual property. The Borrower has also agreed not to encumber its intellectual property assets, except as permitted by the Loan Agreement.

All of the Term Loans mature on March 1, 2022 (the “Maturity Date”) and will be interest-only through November 1, 2018, (the “Amortization Date”), provided that if the Borrower draws the Term B Loan, the Amortization Date will be May 1, 2019, and will be followed by 41 equal monthly payments, if the Amortization Date is November 1, 2018, or 35 equal monthly payments if the Amortization Date is May 1, 2019, of principal and unpaid accrued interest. The Term Loans will bear interest at a floating per annum rate equal to the sum of (i) the greater of (x) the 30-day U.S. Dollar LIBOR rate reported in The Wall Street Journal on the last business day of the month that immediately precedes the month in which the interest will accrue and (y) 0.75% plus (ii) 7.40%. Notwithstanding the foregoing, the interest rate shall not be less than 8.15% nor greater than 10.15%.

The Borrower will be required to make a final payment of 2.95% of the principal amount of all Term Loans borrowed, payable on the earliest of (i) the Maturity Date, (ii) the acceleration of any Term Loan, or (iii) the prepayment of the Term Loans. The Borrower may prepay all, but not less than all, of the borrowed amounts upon 10 days’ advance written notice to the Lender, provided that the Borrower will be obligated to pay a prepayment fee equal to (i) 3.00% of the applicable Term Loan prepaid on or before the first anniversary of the applicable funding date, (ii) 2.00% of the applicable Term Loan prepaid on or before the second anniversary of the applicable funding date, and (iii) 1.00% of the applicable Term Loan prepaid thereafter and prior to the Maturity Date (each, a “Prepayment Fee”).

While any amounts are outstanding under the Loan Agreement, the Borrower is subject to a number of affirmative and restrictive covenants, including covenants regarding dispositions of property, business combinations or acquisitions, incurrence of additional indebtedness and transactions with affiliates, among other customary covenants. The Borrower is also restricted from paying dividends or making other distributions or payments on its capital stock, subject to limited exceptions.

Upon the occurrence of certain events, including but not limited to the Borrower’s failure to satisfy its payment obligations under the Loan Agreement, the breach of certain of its other covenants under the Loan Agreement, or the occurrence of a material adverse change, the collateral agent will have the right, among other remedies, to declare all principal and interest immediately due and payable, and the Lenders will have the right to receive the final payment fee and, if the payment of principal and interest is due prior to the Maturity Date, the applicable Prepayment Fee.

The foregoing is only a summary of the material terms of the Loan Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein in its entirety.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated into this Item 2.03 by reference.

Item 7.01.Regulation FD Disclosure.

On April 3, 2017, Reata Pharmaceuticals, Inc. issued a press release announcing the Loan Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein in its entirety.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act unless specifically identified therein as being incorporated therein by reference.

Item 9.01.Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description

10.1

Loan and Security Agreement, dated as of March 31, 2017, by and among Reata Pharmaceuticals, Inc., as borrower, Oxford Finance LLC, as the collateral agent and a lender, and Silicon Valley Bank, as a lender.

99.1*	Press release dated April 3, 2017.

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Reata Pharmaceuticals, Inc.

Date: April 3, 2017	By:	/s/ Jason D. Wilson
Jason D. Wilson
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1

Loan and Security Agreement, dated as of March 31, 2017, by and among Reata Pharmaceuticals, Inc., as borrower, Oxford Finance LLC, as the collateral agent and a lender, and Silicon Valley Bank, as a lender.

99.1*	Press release dated April 3, 2017.

*	Furnished herewith.

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